Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment 3 Form S-1 of our report dated January 31, 2014, except for the last paragraph of Note 7 as to which the date is June 30, 2014, on the financial statements of Virtual Sourcing, Inc. (the “Company”) as of June  30, 2013 and 2012, and for the years then ended. Our report dated January 31, 2014, except for the last paragraph of Note 7 as to which the date is June 30, 2014, relating to the Company’s financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Kingery & Crouse, P.A.

Kingery & Crouse, P.A.
Tampa, Florida
July 31, 2014